Exhibit (99.2)

ISSN 1718-8369

Volume 2, number 12	June 20, 2008

PRELIMINARY AS AT MARCH 31, 2008

Note to the reader: Preliminary results for 2007-2008

The results published on June 20, 2008 regarding the fiscal year ended March 31, 2008 are preliminary. These preliminary results will be reviewed to reflect additional information obtained until the time the financial statements are closed. The final results will be known once the 2007-2008 Public Accounts are presented.

Budgetary balance

☐    For the period from April 2007 to March 2008, the budgetary balance shows a surplus of $50 million.

☐    The budgetary balance before reserve shows revenue exceeding expenditure by $767 million. Of this amount, $717 million is allocated to the budgetary reserve, as mentioned in the 2008-2009 Budget.

—    Taking into account the payment from the reserve of $200 million to the Generations Fund in 2007-2008, the reserve rises by $517 million.

	April to March				March 2008 Budget
						Growth
	2006-2007 [2]		2007-2008	Changes	2007-2008%

BUDGETARY REVENUE
Own-source revenue	49 661		49 242	- 419	49 295	- 0.8
Federal transfers	11 015		13 639	2 624	13 625	23.7
Total	60 676		62 881	2 205	62 920	3.7
BUDGETARY EXPENDITURE
Program spending	- 51 734		- 54 854	- 3 120	- 54 635	5.5
Debt service	- 7 038		- 7 022	16	- 7 003	0.0
Total	- 58 772		- 61 876	- 3 104	- 61 638	4.8
NET RESULTS OF CONSOLIDATED ENTITIES [3]	89		211	122	- 162	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	1 993		1 216	- 777	1 120	—
Deposit of dedicated revenues in the Generations Fund	- 584	[4]	- 449	135	- 403	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY
RESERVE	1 409		767	- 642	717	—
Deposit in the Generations Fund from the budgetary reserve	—		- 200	- 200	- 200	—
Budgetary reserve	- 1 300		- 517	783	- 517	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	109		50	- 59	0	—

1      The final results for 2006-2007 and the preliminary results for 2007-2008 have been established taking into account the changes made to the accounting policies implemented as part of the accounting reform announced on December 11, 2007.

2      Some figures for 2006-2007 have been reclassified for consistency with the presentation adopted in 2007-2008.

3      Includes the net results of the non-budget-funded bodies and special funds, the health and social services and education networks, and the Generations Fund.

4      Including an additional deposit of $500 million in the Generations Fund in 2006-2007.

Budgetary revenue

☐    For 2007-2008, total budgetary revenue amounts to $62.9 billion, an increase of $2.2 billion compared with the results for 2006-2007.

☐    Own-source revenue stands at $49.2 billion, $419 million less than as at March 31, 2007. The increase in revenue attributable to economic growth was more than offset by various items, including:

—    the tax reduction that took effect on January 1, 2008;

—    the negative impact in 2007-2008 of the accounting reform1;

—    the non-recurrence in 2007-2008:

–      of the profits earned by Hydro-Québec in 2006-2007 from the sale of its interests in businesses;

–      of the tax revenues received following the pay equity payment in March 2007.

☐    Federal transfers amount to $13.6 billion for the 12 months of fiscal year 2007-2008, an increase of $2.6 billion compared to last year.

Budgetary expenditure

☐    As at March 31, 2008, total budgetary expenditure amounts to $61.9 billion, an increase of $3.1 billion compared to last year.

☐    Program spending rose by $3.1 billion compared to 2006-2007 and stands at $54.9 billion. The most significant changes are in the Health and Social Services ($1.6 billion), Education and Culture ($798 million) and Economy and Environment ($675 million) missions.

☐    Debt service amounts to $7.0 billion, down $16 million compared to 2006-2007.

Consolidated entities

☐    For 2007-2008, the net results of consolidated entities show a surplus of $211 million, i.e. $122 million more than for last year.

Generations Fund

☐    Payments to the Generations Fund reached $649 million, including the additional payment of $200 million from the budgetary reserve.

Net financial requirements

☐    For 2007-2008, consolidated net financial requirements amount to $692 million.

1      See the Budget Plan of the 2008-2009 Budget, Section C – The Government’s Budgetary and Financial Stance, March 13, 2008 and the fall 2007 Update on Québec’s Economic and Financial Situation for more information on the impact of the accounting reform.

	April to March
	2006-2007		2007-2008	Changes

BUDGETARY REVENUE
Own-source revenue	49 661		49 242	- 419
Federal transfers	11 015		13 639	2 624
Total	60 676		62 881	2 205
BUDGETARY EXPENDITURE
Program spending	- 51 734		- 54 854	- 3 120
Debt service	- 7 038		- 7 022	16
Total	- 58 772		- 61 876	- 3 104
NET RESULTS OF CONSOLIDATED ENTITIES	89		211	122
SURPLUS (DEFICIT) FOR THE PURPOSES OF
THE PUBLIC ACCOUNTS	1 993		1 216	- 777
Deposit of dedicated revenues in the Generations Fund	- 584	[1]	- 449	135
BUDGETARY BALANCE BEFORE USE OF BUDGETARY
RESERVE	1 409		767	- 642
Deposit in the Generations Fund from the budgetary reserve	—		- 200	- 200
Budgetary reserve	- 1 300		- 517	783
BUDGETARY BALANCE FOR THE PURPOSES OF THE
BALANCED BUDGET ACT	109		50	- 59
Revenue dedicated to the Generations Fund	584		449	- 135
CONSOLIDATED BUDGETARY BALANCE	693		499	- 194
Consolidated non-budgetary surplus (requirements)	- 3 519		- 1 191	2 328
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 2 826		- 692	2 134

1      Including an additional deposit of $500 million in the Generations Fund in 2006-2007.

	March [1]			April to March
			Changes			Changes
Revenue by source	2007	2008	%	2006-2007	2007-2008%
BUDGETARY REVENUE

Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	2 148	1 147	- 46.6	18 480	18 288	- 1.0
Contributions to Health Services Fund	424	419	- 1.2	5 052	5 370	6.3
Corporate taxes	979	539	- 44.9	4 779	4 817	0.8
Consumption taxes	1 233	1 294	4.9	12 651	13 110	3.6
Other sources	236	246	4.2	2 471	2 616	5.9
Total	5 020	3 645	- 27.4	43 433	44 201	1.8
Revenue from government enterprises	677	607	- 10.3	6 228	5 041	- 19.1
Total own-source revenue	5 697	4 252	- 25.4	49 661	49 242	- 0.8
Federal transfers
Equalization	466	597	28.1	5 539	7 160	29.3
Health transfers	327	376	15.0	3 649	3 925	7.6
Transfers for post-secondary education
and other social programs	104	160	53.8	1 070	1 516	41.7
Other programs	60	152	—	757	1 038	37.1
Total federal transfers	957	1 285	34.3	11 015	13 639	23.8
TOTAL BUDGETARY REVENUE	6 654	5 537	- 16.8	60 676	62 881	3.6

1      The figures for March 2007 include the impact on fiscal year 2006-2007 of the changes made to the accounting policies implemented as part of the accounting reform. Caution is required when making comparisons with March 2008.

	March [1]			April to March
			Changes			Changes
Expenditures by mission	2007	2008	%	2006-2007	2007-2008%
BUDGETARY EXPENDITURE

Program spending
Health and Social Services	2 474	2 631	6.3	22 453	24 093	7.3
Education and Culture	1 004	1 246	24.1	13 355	14 153	6.0
Economy and Environment	633	983	55.3	5 954	6 629	11.3
Support for Individuals and Families	468	499	6.6	5 192	5 369	3.4
Administration and Justice	778	611	- 21.5	4 780	4 610	- 3.6
Total program spending	5 357	5 970	11.4	51 734	54 854	6.0
Debt service	756	629	- 16.8	7 038	7 022	- 0.2
TOTAL BUDGETARY EXPENDITURE	6 113	6 599	8.0	58 772	61 876	5.3

1      The figures for March 2007 include the impact on fiscal year 2006-2007 of the changes made to the accounting policies implemented as part of the accounting reform. Caution is required when making comparisons with March 2008.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.